Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A, dated May 4, 2023, of Matador Resources Company (the “Company”) and in the Registration Statements on Form S-8 (Nos. 333-266409, 333-204868, 333-231989, and 333-180641) of the Company of all references to our firm and the reserves report as of December 31, 2022 dated January 30, 2023 relating to Advance Energy Partners Holdings, LLC, which appear in this Current Report on Form 8-K/A.

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President
Cawley, Gillespie & Associates, Inc.
13640 Briarwick Dr., Suite 100
Austin, Texas 78729
May 4, 2023